Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2024 FINANCIAL RESULTS

Revenue from continuing operations increased 16% to $176 million, driven by volume growth

Loss from continuing operations of $5.5 million compared to a loss of $5.7 million in the prior year

Adjusted EBITDA from continuing operations increased 13% to $21.5 million

Reaffirming 2024 outlook

Minneapolis, Minnesota - November 5, 2024 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), an innovative and sustainable manufacturer fueling the future of food, today announced financial results for the third quarter ended September 28, 2024.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2024 highlights:

  Revenues increased 15.5% to $176.2 million compared to $152.5 million in the year earlier period, driven by 20.6% volume growth partially offset by a 2.8% price reduction for pass-through commodity pricing

  Gross profit increased 16.4% to $23.6 million compared to $20.3 million in the prior year period

  Loss from continuing operations was $5.5 million compared to a loss of $5.7 million in the prior year period

  Adjusted earnings¹ from continuing operations was $2.5 million compared to $0.5 million in the prior year period

  Adjusted EBITDA¹ from continuing operations increased 12.6% to $21.5 million, compared to $19.1 million in the prior year period.

"The third quarter unfolded as expected," said Brian Kocher, Chief Executive Officer of SunOpta.  "Volume again drove our revenue growth reflecting the strength of our competitive position. Our growth remains broad based across our customers, channels and product portfolio and we continue to have a substantial pipeline of new business opportunities.  We continue to make short-term investments in our supply chain to support our growth and implement processes and controls. Those productivity initiatives are gaining traction and creating a long runway for significant future incremental capacity within our existing asset base which will drive sustainable gross margin expansion.  We remain confident in the direction of our business and steadfast in our focus on driving increasing returns on our invested capital and generating long-term value for shareholders."

Third Quarter 2024 Results

Revenues increased 15.5% to $176.2 million for the third quarter of 2024. The increase was driven by favorable volume/mix of 20.6%, partially offset by a price reduction of 2.8% due to the pass through of commodity costs for certain raw materials. Our exit from the smoothie bowls category in March 2024 resulted in a 2.3% reduction in revenue.  Volume/mix reflected volume growth for fruit snacks, broths, plant-based beverages, and protein shakes.

Gross profit increased by $3.3 million, or 16.4%, to $23.6 million for the third quarter, compared to $20.3 million in the prior year period. As a percentage of revenues, gross profit margin was 13.4% compared to 13.3% in the third quarter of 2023. Adjusted gross margin¹ was 17.0% compared to 16.4% in the third quarter of 2023.  The 60-basis point increase in adjusted gross margin reflected higher sales and production volumes partially offset by incremental depreciation of new production equipment for capital expansion projects, together with manufacturing inefficiencies.

Operating income was $1.5 million, up slightly compared to the third quarter of 2023, reflecting higher gross profit together with lower business development and employee severance costs following the divestiture of Frozen Fruit and related consolidation of our continuing operations in 2023, largely offset by higher variable compensation accruals and increased professional fees related to operational productivity initiatives.

Loss from continuing operations was $5.5 million for the third quarter of 2024 compared with a loss of $5.7 million in the prior year period.  Diluted loss per share from continuing operations attributable to common shareholders (after dividends and accretion on preferred stock) was $0.05 for the third quarter compared with a diluted loss per share of $0.05 in the prior year period.

Adjusted earnings¹ from continuing operations was $2.5 million or $0.02 per diluted share in the third quarter of 2024 compared to adjusted earnings from continuing operations of $0.5 million or $0.00 per diluted share in the third quarter of 2023.

Adjusted EBITDA¹ from continuing operations was $21.5 million in the third quarter of 2024 compared to $19.1 million in the third quarter of 2023.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of September 28, 2024, SunOpta had total assets of $699.3 million and total debt of $289.9 million compared to total assets of $669.4 million and total debt of $263.2 million at year end fiscal 2023. During the three quarters ended September 28, 2024, cash provided in operating activities of continuing operations was $19.2 million compared to $8.4 million of cash used in operating activities of continuing operations during the same period in 2023. The increase in cash provided from operating activities mainly reflected improved working capital efficiency, together with improved profitability, driven by revenue volume growth and lower start-up costs related to our Midlothian, Texas, facility.  Investing activities of continuing operations consumed $16.5 million of cash during the first three quarters of 2024 down from $37.3 million for the same period in the prior year, reflecting the completion of certain major capital projects including the construction of our new plant-based beverage facility in Midlothian, Texas.

2024 Outlook2

For fiscal 2024, the Company is reaffirming its outlook and continues to expect strong growth in revenue and adjusted EBITDA:

($ millions)	Outlook	Growth
Revenue	$710 - 730	13% - 16%
Adj. EBITDA	$88 - 92	12% - 17%

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Tuesday, November 5, 2024, to discuss the third quarter financial results. After prepared remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website.

This call may be accessed with the toll free dial-in number (888) 440-4182 or international dial-in number (646) 960-0653 using Conference ID: 8338433.

1 See discussion of non-GAAP measures

2 The Company has  included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is an innovative and sustainable manufacturer fueling the future of food. With roots tracing back over 50 years, SunOpta drives growth for today's leading brands by serving as a trusted innovation partner and value-added manufacturer, crafting organic, plant-based beverages, fruit snacks, nutritional beverages, broths and tea products sold through retail, club, foodservice and e-commerce channels. Alongside the company's commitment to top brands, retailers and coffee shops, SunOpta also proudly produces its own brands,, including Sown®, Dream®, and West LifeTM. For more information, visit www.sunopta.com and LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, that we continue to have a substantial pipeline of new business opportunities and our anticipated revenue, Adjusted EBITDA, revenue growth and Adjusted EBITDA growth for fiscal 2024. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as  "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "potential", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, and margins; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; the cost of the frozen fruit recall; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; potential additional costs associated with the frozen fruit recall; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Claudine Galloway

SunOpta

952-295-9579

press.inquiries@sunopta.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters and three quarters ended September 28, 2024 and September 30, 2023

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
	$	$	$	$

Revenues	176,216	152,541	530,059	448,673
Cost of goods sold	152,632	132,273	452,880	385,697
Gross profit	23,584	20,268	77,179	62,976
Selling, general and administrative expenses	21,052	18,377	61,824	58,403
Intangible asset amortization	446	446	1,338	1,338
Other expense (income), net	450	-	(1,654)	(20)
Foreign exchange loss (gain)	113	(37)	1,372	44
Operating income	1,523	1,482	14,299	3,211
Interest expense, net	6,762	7,162	19,222	19,391
Other non-operating expense	236	-	236	-
Loss from continuing operations before income taxes	(5,475)	(5,680)	(5,159)	(16,180)
Income tax expense	23	-	283	3,978
Loss from continuing operations	(5,498)	(5,680)	(5,442)	(20,158)
Net loss from discontinued operations	-	(140,143)	(2,314)	(143,126)
Net loss	(5,498)	(145,823)	(7,756)	(163,284)
Dividends and accretion on preferred stock	(137)	(426)	(401)	(1,552)
Loss attributable to common shareholders	(5,635)	(146,249)	(8,157)	(164,836)

Basic and diluted loss per share
Loss from continuing operations attributable to common shareholders	(0.05)	(0.05)	(0.05)	(0.19)
Loss from discontinued operations	-	(1.21)	(0.02)	(1.26)
Loss attributable to common shareholders	(0.05)	(1.26)	(0.07)	(1.45)

Weighted-average common shares outstanding (000s)
Basic	116,841	115,616	116,504	113,700
Diluted	116,841	115,616	116,504	113,700

SunOpta Inc.

Consolidated Balance Sheets

As at September 28, 2024 and December 30, 2023

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	September 28, 2024	December 30, 2023
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,933	306
Accounts receivable	63,163	64,862
Inventories	107,001	83,215
Prepaid expenses and other current assets	15,845	25,235
Income taxes recoverable	3,980	4,717
Current assets held for sale	-	5,910
Total current assets	192,922	184,245

Restricted cash	7,703	8,448
Property, plant and equipment, net	339,651	319,898
Operating lease right-of-use assets	107,115	105,919
Intangible assets, net	20,523	21,861
Goodwill	3,998	3,998
Deferred income taxes	52	-
Other assets	27,362	25,055
Total assets	699,326	669,424

LIABILITIES
Current liabilities
Accounts payable	82,835	75,761
Accrued liabilities	19,176	20,889
Notes payable	12,991	17,596
Current portion of long-term debt	29,796	24,346
Current portion of operating lease liabilities	16,605	15,808
Total current liabilities	161,403	154,400

Long-term debt	260,130	238,883
Operating lease liabilities	101,306	100,102
Deferred income taxes	325	505
Total liabilities	523,164	493,890

Series B-1 Preferred Stock	14,910	14,509

SHAREHOLDERS' EQUITY
Common shares	470,248	464,169
Additional paid-in capital	29,839	27,534
Accumulated deficit	(340,844)	(332,687)
Accumulated other comprehensive income	2,009	2,009
Total shareholders' equity	161,252	161,025
Total liabilities and shareholders' equity	699,326	669,424

SunOpta Inc.

Consolidated Statements of Cash Flows

For the three quarters ended September 28, 2024 and September 30, 2023

(Unaudited)

(Expressed in thousands of U.S. dollars)

	Three quarters ended
	September 28, 2024	September 30, 2023
	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net loss	(7,756)	(163,284)
Net loss from discontinued operations	(2,314)	(143,126)
Loss from continuing operations	(5,442)	(20,158)
Items not affecting cash:
Depreciation and amortization	27,005	22,873
Amortization of debt issuance costs	686	1,093
Deferred income taxes	(105)	4,260
Stock-based compensation	10,269	8,989
Gain on sale of smoothie bowls product line	(1,800)	-
Other	(249)	410
Changes in operating assets and liabilities, net of divestitures	(11,143)	(25,852)
Net cash provided by (used in) operating activities of continuing operations	19,221	(8,385)
Net cash provided by (used in) operating activities of discontinued operations	(2,310)	18,798
Net cash provided by operating activities	16,911	10,413
Investing activities
Additions to property, plant and equipment	(22,800)	(37,272)
Proceeds from sale of smoothie bowls product line	6,336	-
Net cash used in investing activities of continuing operations	(16,464)	(37,272)
Net cash provided by (used in) investing activities of discontinued operations	6,300	(1,085)
Net cash used in investing activities	(10,164)	(38,357)
Financing activities
Increase in borrowings under revolving credit facilities	18,350	22,718
Repayment of long-term debt	(17,565)	(31,435)
Borrowings of long-term debt	1,145	19,840
Proceeds from notes payable	99,270	77,602
Repayment of notes payable	(103,875)	(33,156)
Proceeds from the exercise of stock options and employee share purchases	919	831
Payment of withholding taxes on stock-based awards	(2,804)	(9,121)
Payment of cash dividends on preferred stock	(305)	(1,427)
Payment of share issuance costs	-	(191)
Net cash provided by (used in) financing activities of continuing operations	(4,865)	45,661
Net cash used in financing activities of discontinued operations	-	(14,852)
Net cash provided by (used in) financing activities	(4,865)	30,809
Increase in cash, cash equivalents and restricted cash in the period	1,882	2,865
Cash, cash equivalents and restricted cash, beginning of the period	8,754	679
Cash, cash equivalents and restricted cash, end of the period	10,636	3,544

Non-GAAP Measures

Adjusted Gross Margin

The Company uses a measure of adjusted gross margin to evaluate the underlying profitability of its revenue-generating activities within each reporting period. This non-GAAP measure excludes non-capitalizable start-up costs included in cost of goods sold that are incurred in connection with capital expansion projects. Start-up costs have had a significant impact on the comparability of reported gross margins, which may obscure trends in the Company's margin performance. Additionally, the Company's measure of adjusted gross margin may exclude other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis. The Company believes that disclosing this non-GAAP measure provides investors with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP.

The following table presents a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP.

	Quarter ended		Three quarters ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Reported gross margin	13.4%	13.3%	14.6%	14.0%
Start-up costs(a)	2.4%	3.1%	1.3%	3.6%
Wastewater haul-off charges(b)	1.2%	-	0.7%	-
Product withdrawal costs(c)	-	-	0.4%	-
Adjusted gross margin	17.0%	16.4%	16.9%	17.7%

Note: percentages may not add due to rounding.

(a) For the third quarter and first three quarters of 2024, start-up costs of $4.1 million and $6.8 million, respectively, were recorded in costs of goods sold, which were mainly related to the scale-up of production at our plant-based beverage facility in Midlothian, Texas, including the start-up of a new high-speed Edge line. In addition, start-up costs for the third quarter and first three quarters of 2024, include the ramp-up of oat-base extraction operations at our Modesto, California, facility. For the third quarter and first three quarters of 2023, start-up costs of $4.7 million and $16.3 million, respectively, included in cost of goods sold mainly related to the initial ramp-up of production at our Midlothian, Texas, facility, and the addition of new extrusion and high-speed packaging lines at our fruit snacks facility in Omak, Washington.

(b) For the third quarter and first three quarters of 2024, we incurred temporary third-party haul-off charges of $2.2 million and $3.6 million, respectively, for excess wastewater produced at our Midlothian, Texas, facility, due to volume constraints within our current treatment system.

(c) In the second quarter of 2024, we conducted a voluntary withdrawal from customers of certain batches of aseptically-packaged products that may have had the potential for non-pathogenic microbial contamination. None of the withdrawn product made it into the consumer marketplace. For the first three quarters of 2024, we recognized direct costs related to the withdrawal of $2.1 million, net of expected insurance recoveries, which included finished goods inventory write-offs, product return and logistic costs, and costs related to investigative and remedial actions taken in response to the withdrawal, which corrective actions have been completed. These charges are incremental to our normal course reserves and have had a significant unfavorable impact on our reported gross profit and gross margin for the first three quarters of 2024.

Adjusted Earnings and Adjusted EBITDA from continuing operations

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which are not measures in accordance with U.S. GAAP. The Company believes that adjusted earnings and adjusted EBITDA from continuing operations assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

The following are tabular presentations of adjusted earnings and adjusted EBITDA from continuing operations, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	September 28, 2024		September 30, 2023
		Per Share		Per Share
For the quarter ended	$	$	$	$
Loss from continuing operations	(5,498)		(5,680)
Dividends and accretion on preferred stock	(137)		(426)
Loss from continuing operations attributable to common shareholders	(5,635)	(0.05)	(6,106)	(0.05)
Adjusted for:
Start-up costs(a)	4,980		4,733
Wastewater haul-off charges(b)	2,180		-
Unrealized foreign exchange loss on restricted cash(c)	525		-
Business development costs(d)	-		928
Severance costs(e)	-		897
Other(f)	450		-
Adjusted earnings from continuing operations	2,500	0.02	452	0.00

	September 28, 2024	September 30, 2023
For the quarter ended	$	$
Loss from continuing operations	(5,498)	(5,680)
Interest expense, net	6,762	7,162
Loss on sale of receivables*	236	-
Income tax expense	23	-
Depreciation and amortization	9,319	7,983
Stock-based compensation	2,527	3,068
Adjusted for:
Start-up costs(a)	4,980	4,733
Wastewater haul-off charges(b)	2,180	-
Unrealized foreign exchange loss on restricted cash(c)	525	-
Business development costs(d)	-	928
Severance costs(e)	-	897
Other(f)	450	-
Adjusted EBITDA from continuing operations	21,504	19,091

* Included in other non-operating expense.

(a) Refer to footnote (a) to the Adjusted Gross Margin table above for a description of start-up costs included in cost of goods sold.  Additionally, for the third quarter of 2024, start-up costs included $0.8 million of professional fees related to operational productivity initiatives, which are recorded in SG&A expenses.

(b) Refer to footnote (b) to the Adjusted Gross Margin table above for a description of wastewater haul-off charges included in cost of goods sold.

(c) For the third quarter of 2024, reflects an unrealized foreign exchange loss associated with peso-denominated bank accounts in Mexico that were retained following the divestiture of our frozen fruit business ("Frozen Fruit") in October 2023. These accounts are currently subject to a judicial hold in connection with a litigation matter.

(d) For the third quarter of 2023, reflects business development costs related to the divestiture of Frozen Fruit, which are recorded in SG&A expenses.

(e) For the third quarter of 2023, reflects employee severance costs accrued in connection with the consolidation of our continuing operations following the divestiture of Frozen Fruit, which are recorded in SG&A expenses.

(f) For the third quarter of 2024, other reflects accrued demolition costs related to our former roasted snack facility, which was abandoned in 2018. These costs are recorded in other expense.

	September 28, 2024		September 30, 2023
		Per Share		Per Share
For the three quarters ended	$	$	$	$
Loss from continuing operations	(5,442)		(20,158)
Dividends and accretion on preferred stock	(401)		(1,552)
Loss from continuing operations attributable to common shareholders	(5,843)	(0.05)	(21,710)	(0.19)
Adjusted for:
Start-up costs(a)	7,655		17,855
Wastewater haul-off charges(b)	3,606		-
Product withdrawal costs(c)	2,145		-
Unrealized foreign exchange loss on restricted cash(d)	1,363		-
Business development costs(e)	-		2,390
Severance costs(f)	-		897
Gain on sale of smoothie bowls product line(g)	(1,800)		-
Other(h)	146		(20)
Change in valuation allowance for deferred tax assets(i)	-		3,978
Adjusted earnings from continuing operations	7,272	0.06	3,390	0.03

	September 28, 2024	September 30, 2023
For the three quarters ended	$	$
Loss from continuing operations	(5,442)	(20,158)
Interest expense, net	19,222	19,391
Loss on sale of receivables*	236	-
Income tax expense	283	3,978
Depreciation and amortization	27,005	22,873
Stock-based compensation	10,269	8,989
Adjusted for:
Start-up costs(a)	7,655	17,855
Wastewater haul-off charges(b)	3,606	-
Product withdrawal costs(c)	2,145	-
Unrealized foreign exchange loss on restricted cash(d)	1,363	-
Business development costs(e)	-	2,390
Severance costs(f)	-	897
Gain on sale of smoothie bowls product line(g)	(1,800)	-
Other(h)	146	(20)
Adjusted EBITDA from continuing operations	64,688	56,195

* Included in other non-operating expense.

(a) Refer to footnote (a) to the Adjusted Gross Margin table above for a description of start-up costs included in cost of goods sold.  Additionally, for the first three quarters of 2024 and 2023, start-up costs included $0.8 million and $1.5 million, respectively, of professional fees related to operational productivity initiatives, which are recorded in SG&A expenses.

(b) Refer to footnote (b) to the Adjusted Gross Margin table above for a description of wastewater haul-off charges included in cost of goods sold.

(c) Refer to footnote (c) to the Adjusted Gross Margin table above for a description of product withdrawal costs included in cost of goods sold.

(d) For the first three quarters of 2024, reflects an unrealized foreign exchange loss associated with peso-denominated bank accounts in Mexico that were retained following the divestiture of Frozen Fruit. These accounts are currently subject to a judicial hold in connection with a litigation matter.

(e) For the first three quarters of 2023, reflects business development costs related to the divestiture of Frozen Fruit, which are recorded in SG&A expenses.

(f) For the first three quarters of 2023, reflects employee severance costs accrued in connection with the consolidation of our continuing operation following the divestiture of Frozen Fruit, which are recorded in SG&A expenses

(g) For the first three quarters of 2024, reflects the pre-tax gain on sale of the smoothie bowls product line recognized in the first quarter of 2024, which is recorded in other income.

(h) For the first three quarters of 2024, other reflects accrued demolition costs related to our former roasted snack facility, which was abandoned in 2018, partially offset by gains on the settlement of certain legal matters.  These amounts are recorded in other expense/income.

(i) For the first three quarters of 2023, reflects an increase to the valuation allowance for U.S. deferred tax assets based on an assessment of the future realizability of the related tax benefits.